November 7, 2018

Sean Sullivan
Executive Vice President and Chief Financial Officer
AMC Networks Inc.
11 Penn Plaza
New York, NY 10001

       Re: AMC Networks Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed March 1, 2018
           Form 10-Q for the Quarterly Period Ended June 30, 2018
           Filed August 2, 2018
           File No. 001-35106

Dear Mr. Sullivan:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications